Exhibit 99

FOR IMMEDIATE RELEASE	November 1, 2006
Media Contact: Joe Salkowski, (520) 884-3625	Page 1 of 6
Financial Analyst Contact: Jo Smith, (520) 884-3650

UNISOURCE ENERGY REPORTS THIRD QUARTER 2006 EARNINGS

Tucson, Ariz. - UniSource Energy Corp. (NYSE: UNS) reported earnings today for the third quarter of 2006 of $28 million, or $0.80 per basic share of common stock. During the same period last year, the company reported earnings of $18 million, or $0.53 per basic share.

The strong performance of coal-fired generating plants serving Tucson Electric Power Co. (TEP), UniSource Energy's largest subsidiary, and the addition of the Luna Energy Facility (Luna) to TEP’s generating fleet contributed to the year-over-year increase in third-quarter earnings.

“Our plants provided us with a steady supply of power when we needed it the most,” said James S. Pignatelli, Chairman, President and CEO of UniSource Energy. “That output and the energy we received from Luna helped reduce our reliance on less-efficient gas-fired units and market power during periods of peak demand.”

TEP also gained access to 100 MW of system capacity from Tri-State Generation and Transmission Association (Tri-State) during the third quarter in association with the commencement of commercial operations at Springerville Generating Station (SGS) Unit 3. Tri-State, a wholesale power cooperative, is leasing the new 400-MW coal-fired unit from a financial owner and controlling its output. TEP operates all three SGS units and will do the same for SGS Unit 4, which Phoenix-based Salt River Project plans to complete by late 2009.

Last year, an unplanned outage at SGS Unit 2 and mark-to-market adjustments on forward energy transactions reduced the Company’s pre-tax earnings by $22 million during the third quarter of 2005. The absence of those negative impacts contributed significantly to the year-over-year increase in third-quarter earnings in 2006.

Cooler summer temperatures led to a slight reduction in TEP’s retail revenues during the third quarter of 2006 despite 2 percent annual growth in the utility’s customer base. Cooling degree days in TEP’s southern Arizona service territory fell 22 percent from the same period last year and were 16 percent below average.

Tucson Electric Power Co.

TEP reported earnings for the third quarter of 2006 of $30 million, or $0.84 per basic UniSource Energy share, compared with $20 million, or $0.59 per basic share, during the same period last year.

Factors affecting TEP's third quarter 2006 results include:

•
Retail customer growth of 2 percent and a 24 percent increase in kWh sales to TEP’s mining customers was offset by mild summer weather, leading to a small decline in TEP’s retail revenues compared with the third quarter of 2005;

•	Solid operating performance at TEP’s coal-fired generating plants and the availability of power from Luna contributed to a $10 million decrease in fuel and purchased power costs;

•
A net unrealized gain of $1 million on forward sales and purchases of energy compared with a net unrealized loss of $8 million in the third quarter of 2005. Forward energy sales in 2005 that were made before Gulf Coast hurricanes drove up wholesale power prices, contributed to the large mark-to-market adjustment last year;

•	A $12 million increase in operating and maintenance expenses due primarily to higher operating costs at generating plants;

•
A $3 million contribution related to SGS Unit 3. Tri-State reimburses TEP for O&M expenses and its share of the common costs and pays transmission and operating fees. The reimbursement of O&M expenses and operating fees are recorded in other revenue, while the associated costs are recorded in fuel and O&M;

•	A $2 million increase in expenses related to the amortization of the Transition Recovery Asset.

UNS Gas

UNS Gas reported net losses of $2 million in the third quarters of 2006 and 2005. Retail therm sales increased approximately 6 percent from the same period last year but were offset by higher fuel costs. UNS Gas’ retail customer base grew nearly 5 percent since the same period last year.

UNS Electric

UNS Electric reported earnings of $2 million in the third quarters of 2006 and 2005. This quarter’s results include a $1 million net unrealized loss related to a mark-to-market adjustment on forward energy purchases.

UNS Electric's customer base grew by about 5 percent since the same period last year.

Year-to-Date Earnings

UniSource Energy's consolidated year-to-date earnings through September 30, 2006, were $55 million, or $1.56 per basic share of common stock. During the same period last year, UniSource Energy reported earnings of $24 million, or $0.69 per basic share.

Earnings Per Basic Share Summary

	3rd Quarter		Year-to-Date Sept. 30,
Net Income (millions)	2006	2005	2006	2005
Tucson Electric Power	$29.6	$20.4	$57.4	$27.8
UNS Gas	(1.7)	(2.1)	1.7	2.2
UNS Electric	2.3	2.3	4.4	3.7
Other[1]	(2.0)	(0.8)	(5.8)	(5.2)
Consolidated Net Income
from Continuing Operations	$28.2	$19.8	$57.7	$28.5
Discontinued Operations[2]	-	(1.4)	(2.7)	(4.4)
Consolidated Net Income	$28.2	$18.4	$55.0	$24.1

	3rd Quarter		Year-to-Date Sept. 30,
Per UniSource Energy Share	2006	2005	2006	2005
Tucson Electric Power	$0.84	$0.59	$1.63	$0.80
UNS Gas	(0.05)	(0.06)	0.05	0.06
UNS Electric	0.07	0.06	0.12	0.11
Other[1]	(0.06)	(0.02)	(0.16)	(0.15)
Consolidated Net Income
from Continuing Operations	0.80	0.57	$1.64	$0.82
Discontinued Operations[2]	-	(0.04)	(0.08)	(0.13)
Consolidated Net Income	$0.80	$0.53	$1.56	$0.69

Avg. Shares Outstanding (millions)	35.3	34.9	35.2	34.7

(1) Includes UniSource Energy on a stand-alone basis and results from Millennium Energy Holdings, Inc. (Millennium), a wholly-owned subsidiary of UniSource Energy.

(2) Relates to the discontinued operations and sale of Global Solar Energy, Inc. by Millennium on March 31, 2006.

UniSource Energy believes that the presentation of Tucson Electric Power, UNS Gas, UNS Electric, and Other net income or loss on a per basic UniSource Energy share basis, which are non-GAAP financial measures, provides useful information to investors by disclosing the results of operations of its business segments on a basis consistent with UniSource Energy's reported earnings.

Earnings Outlook

UniSource Energy affirmed its 2006 full-year earnings outlook to be between $1.75 and $2.15 per basic share.

Numerous factors can affect UniSource Energy's ability to reach the 2006 estimate. Factors include, but are not limited to: changes in accounting standards; uncertainties in the wholesale power market; regulatory decisions; performance of TEP's generating plants; weather; pace and strength of the regional economy; fuel and purchased power expense; changes to long-term contracts; and changes in asset depreciable lives.

UniSource Energy's earnings are subject to the seasonal energy sales of its utilities. Generally, TEP records a significant portion of its earnings during the third quarter as a result of peak energy usage during the summer.

Conference Call and Webcast

UniSource Energy officials will discuss the company's 2006 third quarter earnings and its outlook for 2006 on Thursday, Nov. 2. The conference call will be hosted by James S. Pignatelli, UniSource Energy's Chairman, President and CEO. The live telephone and audio-only webcast is scheduled for Thursday, Nov 2, beginning at 11:00 a.m. EST.

Telephone Access

To listen to the live conference call, dial 877-582-0446 five to 10 minutes prior to the event and reference confirmation code 9855742. A telephone replay will be available for seven days starting November 2. To listen to the replay, dial 800-642-1687 and reference confirmation code 9855742.

Internet Access

A live audio-only webcast of the presentation is available through a link at uns.com. Listeners are encouraged to visit the Web site at least 30 minutes before the presentation to register, download and install any necessary audio software. A recording of the webcast will be available for 30 days through a link at uns.com.

UniSource Energy's primary subsidiaries include TEP, which serves approximately 389,000 customers in southern Arizona, and UES, a provider of natural gas and electric service for approximately 235,000 customers in northern and southern Arizona. For more information about UniSource Energy and its subsidiaries, visit uns.com.

This news release contains forward-looking information that involves risks and uncertainties, that include, but are not limited to: changes in accounting standards; the outcome of regulatory proceedings; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of fuel and power supplies; changes to long-term contracts; performance of TEP's generating plants; the weather; changes in asset depreciable lives; changes related to the recognition of unbilled revenue; the cost of debt and equity capital; and other factors listed in UniSource Energy's Form 10-K and 10-Q filings with the Securities and Exchange Commission. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

UNISOURCE ENERGY 2006 RESULTS

UniSource Energy Corporation Condensed Consolidated Statements of Income (in thousands of dollars, except per share amounts)	Three Months Ended September 30,		Increase / (Decrease)
(UNAUDITED)	2006	2005	Amount	Percent

Operating Revenues
Electric Retail Sales	$298,641	$296,003	$2,638	0.9
Electric Wholesale Sales	46,488	30,830	15,658	50.8
Gas Revenue	20,615	16,231	4,384	27.0
Other Revenues	9,896	3,934	5,962	N/M
Total Operating Revenues	375,640	346,998	28,642	8.3

Operating Expenses
Fuel	78,301	66,510	11,791	17.7
Purchased Energy	91,327	105,982	(14,655)	(13.8)
Other Operations and Maintenance	59,856	49,048	10,808	22.0
Depreciation and Amortization	33,330	33,136	194	0.6
Amortization of Transition Recovery Asset	21,959	20,242	1,717	8.5
Taxes Other Than Income Taxes	10,232	10,248	(16)	(0.2)
Total Operating Expenses	295,005	285,166	9,839	3.5
Operating Income	80,635	61,832	18,803	30.4

Other Income (Deductions)
Interest Income	4,582	4,657	(75)	(1.6)
Other Income	1,814	3,261	(1,447)	(44.4)
Other Expense	(206)	(25)	(181)	N/M
Total Other Income (Deductions)	6,190	7,893	(1,703)	(21.6)

Interest Expense
Long-Term Debt	18,855	18,002	853	4.7
Interest on Capital Leases	17,974	20,078	(2,104)	(10.5)
Loss on Extinguishment of Debt	1,080	-	1,080	N/M
Other Interest Expense	4,303	833	3,470	N/M
Interest Capitalized	(1,304)	(845)	(459)	(54.3)
Total Interest Expense	40,908	38,068	2,840	7.5

Income from Continuing Operations
Before Income Taxes	45,917	31,657	14,260	45.0
Income Tax Expense	17,714	11,856	5,858	49.4

Income from Continuing Operations	28,203	19,801	8,402	42.4
Discontinued Operations - Net of Tax	-	(1,404)	1,404	N/M

Net Income	$28,203	$18,397	$9,806	53.3

Weighted-average Shares of Common Stock Outstanding (000)	35,308	34,863	445	1.3

Basic Earnings (Loss) per Share
Income from Continuing Operations	$0.80	$0.57	$0.23	40.4
Discontinued Operations - Net of Tax	-	(0.04)	0.04	N/M
Net Income	$0.80	$0.53	$0.27	50.9

Diluted Earnings (Loss) per Share
Income from Continuing Operations	$0.73	$0.53	$0.20	37.7
Discontinued Operations - Net of Tax	-	(0.04)	0.04	N/M
Net Income	$0.73	$0.49	$0.24	49.0

Dividends Declared per Share	$0.21	$0.19	$0.02	10.5

	Three Months Ended
Tucson Electric Power	September 30,		Increase / (Decrease)
Electric MWh Sales:	2006	2005	Amount	Percent
Retail Sales	2,837,918	2,828,827	9,091	0.3
Wholesale Sales	797,976	659,776	138,200	20.9
Total	3,635,894	3,488,603	147,291	4.2

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.

UNISOURCE ENERGY 2006 RESULTS

UniSource Energy Corporation Condensed Consolidated Statements of Income (in thousands of dollars, except per share amounts)	Three Months Ended September 30,		Increase / (Decrease)
(UNAUDITED)	2006	2005	Amount	Percent

Operating Revenues
Electric Retail Sales	$728,697	$699,378	$29,319	4.2
Electric Wholesale Sales	137,790	107,881	29,909	27.7
Gas Revenue	109,150	88,838	20,312	22.9
Other Revenues	23,352	10,866	12,486	N/M
Total Operating Revenues	998,989	906,963	92,026	10.1

Operating Expenses
Fuel	197,660	169,664	27,996	16.5
Purchased Energy	250,417	239,286	11,131	4.7
Other Operations and Maintenance	175,406	166,964	8,442	5.1
Depreciation and Amortization	96,767	99,800	(3,033)	(3.0)
Amortization of Transition Recovery Asset	51,080	43,865	7,215	16.4
Taxes Other Than Income Taxes	35,145	36,037	(892)	(2.5)
Total Operating Expenses	806,475	755,616	50,859	6.7
Operating Income	192,514	151,347	41,167	27.2

Other Income (Deductions)
Interest Income	14,651	14,694	(43)	(0.3)
Other Income	5,436	6,064	(628)	(10.4)
Other Expense	(1,181)	(2,267)	1,086	47.9
Total Other Income (Deductions)	18,906	18,491	415	2.2

Interest Expense
Long-Term Debt	56,747	58,098	(1,351)	(2.3)
Interest on Capital Leases	55,047	59,225	(4,178)	(7.1)
Loss on Extinguishment of Debt	1,080	5,261	(4,181)	(79.5)
Other Interest Expense	6,876	2,502	4,374	N/M
Interest Capitalized	(4,652)	(3,234)	(1,418)	(43.8)
Total Interest Expense	115,098	121,852	(6,754)	(5.5)

Income from Continuing Operations
Before Income Taxes	96,322	47,986	48,336	N/M
Income Tax Expense	38,630	19,483	19,147	98.3

Income from Continuing Operations	57,692	28,503	29,189	N/M
Discontinued Operations - Net of Tax	(2,669)	(4,421)	1,752	39.6

Net Income	$55,023	$24,082	$30,941	N/M

Weighted-average Shares of Common Stock Outstanding (000)	35,223	34,734	489	1.4

Basic Earnings (Loss) per Share
Income from Continuing Operations	$1.64	$0.82	$0.82	N/M
Discontinued Operations - Net of Tax	(0.08)	(0.13)	0.05	38.5
Net Income	$1.56	$0.69	$0.87	N/M

Diluted Earnings (Loss) per Share
Income from Continuing Operations	$1.53	$0.80	$0.73	91.3
Discontinued Operations - Net of Tax	(0.07)	(0.12)	0.05	41.7
Net Income	$1.46	$0.68	$0.78	N/M

Dividends Declared per Share	$0.63	$0.57	$0.06	10.5

	Nine Months Ended
Tucson Electric Power	September 30,		Increase / (Decrease)
Electric MWh Sales:	2006	2005	Amount	Percent
Retail Sales	7,140,479	6,897,412	243,067	3.5
Wholesale Sales	2,470,507	2,175,145	295,362	13.6
Total	9,610,986	9,072,557	538,429	5.9

N/M - Not Meaningful
Reclassifications have been made to prior periods to conform to the current period's presentation.